Exhibit 99.1

News Release

Leslie Muma Joins FIS Board of Directors

Key Facts

•	Founder and former president and CEO of a multi-billion-dollar FinTech company, Les Muma has joined the FIS board of directors.

•	Muma has more than four decades of experience in the financial services industry.

JACKSONVILLE, Fla., Dec. 19, 2013 - FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology, today announced that Les Muma has joined the company’s board of directors. A founder and former CEO of a multi-billion-dollar FinTech company, Muma brings more than four decades of financial services experience and leadership to the position.

“Les’ deep expertise as a thought leader and chief executive in the financial services industry for more than four decades will bring significant value to FIS and our board of directors,” said Frank Martire, FIS chairman and CEO. “Having worked with Les in the past, I know what a brilliant mind he has for our industry and for our clients and I am confident he will add tremendous value to our board.”

Muma's varied career spans the accounting giant Price Waterhouse to several prominent roles leading divisions of large U.S. savings and loan institutions. In 1984, Muma merged several organizations to form Fiserv, one of the largest FinTech providers in North America.

As president and chief operating officer, Muma led dramatic organic growth and oversaw numerous acquisitions before becoming chief executive officer in 1999. In this role, he grew the company from a small, multi-million-dollar, private company with just two locations to a multi-billion-dollar, publicly traded company prior to his retirement in June 2006.

In addition to his role on the FIS board, Muma serves as a director of Gold Shield Foundation and is a member of the University of South Florida Foundation Board, co-chairing its Capital Campaign. He also is a director of MGIC Investment Corporation. Muma and his wife live in Florida.

About FIS
FIS (NYSE: FIS) is the world’s largest global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 37,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 434 on the Fortune 500 and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

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For More Information:

Kim Snider 904.438.6278	Mary Waggoner, 904.438.6282
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	mary.waggoner@fisglobal.com